Exhibit 10.22

VERALTO CORPORATION & SUBSIDIARIES
EXCESS CONTRIBUTION PROGRAM

VERALTO CORPORATION & SUBSIDIARIES
EXCESS CONTRIBUTION PROGRAM
WHEREAS, Danaher Corporation (“Danaher”) sponsors the Danaher Excess Contribution Program as Established as a Sub-Plan Under the Danaher Corporation 2007 Omnibus Incentive Plan, as Amended and Restated (the “Danaher ECP”) as a sub-plan under the Danaher Corporation 2007 Omnibus Incentive Plan to offer deferred compensation in the form of Other Stock-Based Awards to a select group of management and highly compensated employees of Danaher to be paid in the form of Danaher common stock;
WHEREAS, Veralto Corporation (“Veralto”) and certain other subsidiaries of Danaher are intended to spin-off into a separate, unrelated company;
WHEREAS, this Veralto Corporation & Subsidiaries Excess Contribution Program (the “Program”) is established as a sub-plan under the Veralto Corporation 2023 Omnibus Incentive Plan, maintained by Veralto (the “Omnibus Incentive Plan”), to offer deferred compensation to a select group of management and highly compensated employees of Veralto and those other companies that are intended to spin-off into a separate unrelated company (the “Veralto Employees”);
WHEREAS, this Program is intended to be established as of September 30, 2023, at which time the Veralto Employees are intended to transfer participation into this Program from the Danaher ECP; and
WHEREAS, the benefits due to Veralto Employees under the Danaher ECP will transfer to the Program as of September 30, 2023 and become an obligation under the Program, and no further obligation would be due under the Danaher ECP.
NOW, THEREFORE, in order to accomplish such purpose, the Program Sponsor has adopted this Program, effective as of September 30, 2023. It is intended that the Program shall be unfunded for purposes of the Code and shall constitute an unfunded pension plan maintained for a select group of management and highly compensated employees for purposes of Title I of ERISA, and shall comply with Code section 409A and all formal regulations, rulings, and guidance issued thereunder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Omnibus Incentive Plan.

ARTICLE I
DEFINITIONS
As used in this Program, each of the following terms shall have the respective meaning set forth below unless a different meaning is plainly required by the content.
1.1    Account. A bookkeeping account established under Article V to which a Participant’s Matching Contributions, Non-Elective Contributions, and Discretionary Contributions (if any) are allocated. A Participant’s Employer Contribution Account shall contain a Matching Contribution Subaccount, a Non-Elective Contribution Subaccount, and a Discretionary Contribution Subaccount.
1.2    Administrator. The individual or committee appointed by the Program Sponsor to administer the Program in accordance with Section 4 of the Omnibus Incentive Plan.
1.3    Beneficiary. An individual or entity entitled to receive any benefits under this Program that are payable upon a Participant’s death.
1.4    Bonus. With respect to a Participant for a Program Year, the amount for the Program Year that shall be determined to have been earned by the Participant in accordance with the Employer’s annual cash incentive program.
1.5    Bonus Deferral Amount. The term “Bonus Deferral Amount” shall have the same meaning as such term is defined under the DCP.
1.6    Code. The Internal Revenue Code of 1986, as it may be amended from time to time.
1.7    Common Stock. For the period prior to the Effective Date, Common Stock shall refer to the common stock of Danaher Corporation. For the period on and after the Effective Date, Common Stock shall refer to the common stock of Veralto Corporation.
1.8    Common Stock Price. With respect to a specified date as of which the price of shares of Common Stock shall be determined, the closing sale price on that date or, if the given date is not a trading day, the closing sale price for the immediately preceding trading day. For purposes of determining the Common Stock Price immediately after the Spin-off Date, the terms in Appendix A shall apply.
1.9    Danaher ECP. The Danaher Excess Contribution Program as Established as a Sub-Plan Under the Danaher Corporation 2007 Omnibus Incentive Plan, as Amended and Restated. Certain benefits of Participants were transferred from the Danaher ECP to this Program, and are subject to those terms as provided in Appendix A.
1.10    DCP. The Veralto Deferred Compensation Plan, as it may be amended from time to time.

1.11    Discretionary Contributions. Contributions credited pursuant to Section 3.3.
1.12    Discretionary Contribution Subaccount. With respect to a Participant, a subaccount of his or her Account maintained on behalf of the Participant to record any Notional Shares attributable to Discretionary Contributions, including any Dividend Equivalents credited thereto and any distributions debited therefrom in accordance with the terms of this Program.
1.13    Dividend Equivalents. The term “Dividend Equivalents” shall have the same meaning as such term is defined under the Omnibus Incentive Plan.
1.14    Earnings Crediting Rate. With respect to a Participant, the rate at which nominal earnings shall be credited to, or nominal losses shall be deducted from, all or a designated portion of amounts credited under Section 3.5(a), as determined pursuant to Section 3.5(b).
1.15    EDIP. The Veralto Corporation & Subsidiaries Executive Deferred Incentive Program, as it may be amended from time to time.
1.16    Effective Date. September 30, 2023.
1.17    Eligible Employee. (a) An Employee who was hired on or before the Effective Date, and who is an Initial Participant, or (b) effective on or after the Effective Date, an Employee who, pursuant to a determination made by the Administrator, in its sole discretion, is an Eligible Employee with respect to such Program Year. The Administrator may, in its sole discretion, designate any newly hired Employee as an Eligible Employee under the Program, but only to the extent the Administrator determines such newly hired Employee belongs in a select group of management or highly compensated employees within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1). Notwithstanding the foregoing, an active participant in the EDIP who has not affirmatively elected to participate in this Program shall not be an Eligible Employee.
1.18    Employee. An Employee is an employee who performs services for an Employer.
1.19    Employer. (a) The Program Sponsor or (b) any Subsidiary of the Program Sponsor that has adopted this Program with the approval of the Program Sponsor.
1.20    Employment Termination Date. With respect to a Participant, the date that the Participant separates from service with all Employers, whether by death, retirement, or other termination of employment, in a manner consistent with the definition in Treasury Regulation section 1.409A-1(h).
1.21    ERISA. The Employee Retirement Income Security Act of 1974, as it may be amended from time to time
1.22    Initial Participant. An Employee who was a participant in the Danaher ECP and who became a Participant as of the Effective Date, and is designated as an initial participant in the records prepared and maintained by the Administrator.

1.23    Matching Compensation. An amount equal to the sum of:
(a)    The Salary and Bonus earned by the Participant (if any) in a Program Year which exceeds the dollar limitation set forth in Code section 401(a)(17) for that Program Year; plus
(b)    All amounts earned by the Participant (if any) in a Program Year and deferred under Section 3.1 of the DCP, but only to the extent such amounts have not been included in the amount described in (a) above.
1.24    Matching Contribution Subaccount. With respect to a Participant, a subaccount of his or her Account maintained on behalf of the Participant to record any Notional Shares attributable to Matching Contributions, including any Dividend Equivalents credited thereto and any distributions debited therefrom in accordance with the terms of this Program.
1.25    Matching Contributions. Contributions credited pursuant to Section 3.1.
1.26    Non-Elective Compensation. With respect to a Program Year, an amount equal to the sum of the following which is in excess of the dollar limitation set forth in Code section 401(a)(17) for that Program Year:
(a)    The Participant’s annualized rate of base salary as of December 31 of the calendar year preceding the Program Year; plus
(b)    The Participant’s target annual cash incentive as of December 31 of the calendar year preceding the Program Year.
1.27    Non-Elective Contribution Subaccount. With respect to a Participant, a subaccount of his or her Account maintained on behalf of the Participant to record any Notional Shares attributable to Non-Elective Contributions, including any Dividend Equivalents credited thereto and any distributions debited therefrom in accordance with the terms of this Program.
1.28    Non-Elective Contributions. Contributions credited pursuant to Section 3.2.
1.29    Notional Share. A fictitious share of Common Stock which is a unit of measurement of the amount payable to a Participant under the Program and does not constitute Common Stock or any other equity interest in any Employer and does not have any rights of equity ownership in any Employer. The crediting of a Notional Share under the Program shall be treated as a grant of an Other Stock-Based Award under the Omnibus Incentive Plan; provided, however, that a Notional Share credited under the Program on account of a dividend pursuant to Section 3.4(d) shall be treated as a Dividend Equivalent.
1.30    Omnibus Incentive Plan. The Veralto Corporation 2023 Omnibus Incentive Plan, and as may be amended from time to time, or any successor thereto.
1.31    Participant. An Eligible Employee or former Eligible Employee who is participating in this Program pursuant to Article II.

1.32    Payroll Period. With respect to an Eligible Employee, a period with respect to which the Eligible Employee receives a pay check or otherwise is paid for services that he or she performs during the period for an Employer.
1.33    Program. The Veralto Corporation & Subsidiaries Excess Contribution Program, as it is set forth herein and as it may be amended from time to time.
1.34    Program Sponsor. Veralto Corporation.
1.35    Program Year. The calendar year; provided that the first Program Year will be from the Effective Date until December 31, 2023.
1.36    Salary. With respect to a Participant for a Payroll Period, the total cash compensation (if any) that is payable to the Participant by any Employer during the Payroll Period and that would be reportable on the Participant’s federal income tax withholding statement (Form W-2) or would be reportable but such amount is not includible in the gross income of the Participant under Code Sections 125, 132(f)(4), or 402(e)(3), including but not limited to salary and overtime pay, plus remuneration as defined in Code Section 3401(a)(8)(A) to the extent not otherwise reported on the Participant’s Form W-2 (excluding housing, COLA, tax equalization, hardship and special allowances); but excluding amounts attributable to Bonuses, hiring bonuses, long-term incentive awards, equity awards, exercised stock options, severance benefits or other variable compensation.
1.37    Salary Deferral Amount. The term “Salary Deferral Amount” shall have the same meaning as such term is defined under the DCP.
1.38    Spin-off Date. The date that Employers leave the Danaher Corporation controlled group.
1.39    Subsidiary. The term “Subsidiary” shall have the same meaning as such term is defined under the Omnibus Incentive Plan.
1.40    Valuation Date. The monthly or other periodic date selected by the Administrator to value Participants’ Accounts.
1.41    Year of Service. With respect to a Participant, a Year of Service has the same meaning as defined in the Veralto Corporation & Subsidiaries Savings Plan, as it may be amended from time to time.

ARTICLE II
PARTICIPATION
2.1    Commencement of Participation. An Eligible Employee who is an Initial Participant shall become a Participant as of the Effective Date, and any other Eligible Employee shall become a Participant as of the date that is the first (1st) day of a month and that coincides with or follows the later of the Effective Date, or the date that the individual became an Eligible Employee.
2.2    Termination of Participation. A Participant who ceases being an Employee or an Eligible Employee shall cease being a Participant as of the earlier of the Participant’s date of death or the date as of which the Participant’s vested portion of his or her Account (as determined subsequent to any crediting of his or her Account under the Program) equals zero (0).

ARTICLE III
CREDITING OF ACCOUNTS
3.1    Matching Contributions. As of the February 1 immediately following the end of each Program Year, the Account of each Participant who is not an active participant in the EDIP shall be credited with a Matching Contribution in an amount, if any, which shall be equal to:
(a)    100% of the Salary Deferral Amounts and Bonus Deferral Amounts credited to the Participant’s account under the DCP for such Program Year while the Participant is an Employee, but not in excess of 3% of the Participant’s Matching Compensation for such Program Year; plus
(b)    50% of the Salary Deferral Amounts and Bonus Deferral Amounts credited to the Participant’s account under the DCP for such Program Year while the Participant is an Employee, in excess of 3% but not in excess of 5% of the Participant’s Matching Compensation for such Program Year.
3.2    Non-Elective Contributions. As of the February 1 immediately following the end of each Program Year, the Account of each Participant who is not an active participant in the EDIP shall be credited with a Non-Elective Contribution in an amount, if any, which shall be equal to four percent (4%) of such Participant’s Non-Elective Compensation for such Program Year.
3.3    Discretionary Contributions. The Program Sponsor may elect during any Program Year to credit a Discretionary Contribution to a Participant’s Account at such time and in such amount as may be determined by the Program Sponsor in its sole discretion.
3.4    Crediting of Contributions. Except as otherwise provided in Section 3.5, all amounts credited to a Participant under the Program shall be credited to the Participant’s Matching Contribution Subaccount, Non-Elective Contribution Subaccount or Discretionary Contribution Subaccount as Notional Shares, as follows:
(a)    The number of Notional Shares credited to a Participant’s Matching Contribution Subaccount will be equal to the dollar amount of the Matching Contribution credited to the Participant for the applicable Program Year, divided by the Common Stock Price on the day before the crediting date in Section 3.1 (rounded up to the next whole share).
(b)    The number of Notional Shares credited to a Participant’s Non-Elective Contribution Subaccount will be equal to the dollar amount of the Non-Elective Contribution made with respect to the Participant for the applicable Program Year, divided by the Common Stock Price on the day before the crediting date in Section 3.2 (rounded up to the next whole share).
(c)    The number of Notional Shares credited to a Participant’s Discretionary Contribution Subaccount will be equal to the dollar amount of the Discretionary Contribution credited to the Participant for the applicable Program Year, divided by the Common Stock Price on the day before the crediting date in Section 3.3 (rounded up to the next whole share).
(d)    In the event a cash dividend is declared on Common Stock, a Participant’s Matching Contribution Subaccount, Non-Elective Contribution Subaccount and Discretionary Contribution Subaccount shall be credited with additional Notional Shares equal to the dividend on the number of Notional Shares credited to the applicable subaccount divided by the Common Stock Price on the day the dividend is paid.
3.5    Dividend Credits.
(a)    In the event a cash dividend is declared on Common Stock, each of a Participant’s Matching Contribution Subaccount, Non-Elective Contribution Subaccount and Discretionary Contribution Subaccount shall be credited with an additional amount equal to the product of the dividend rate and the number of Notional Shares in which the applicable subaccount is deemed invested on the day the dividend is paid. The Earnings Crediting Rate for amounts credited under this Section 3.5(a) shall be deemed the fixed income fund investment option, or such other investment option as the Administrator shall determine. Following the crediting of an amount under this Section 3.5(a), a Participant may elect to change the Earnings Crediting Rate applicable to such amount in accordance with Section 3.5(b), or such other rules as may be determined by the Administrator. Amounts credited under this Section 3.5(a) shall be treated as Dividend Equivalents under the Omnibus Incentive Plan, which may be otherwise reinvested as provided by the Administrator under Section 5(f) of the Omnibus Incentive Plan.
(b)    A Participant may change the Earnings Crediting Rate that shall apply to amounts that have been credited under Section 3.5(a) by choosing from the investment options that the Administrator shall from time to time designate, in accordance with rules established by the Administrator. A Participant may change the Earnings Crediting Rate that applies to all or a designated portion of the amounts that have been credited under Section 3.5(a) by so designating on an investment option form and filing the form with the Administrator or, in accordance with procedures adopted by the Administrator, by so notifying the Administrator in any manner acceptable to the Administrator; provided, however, that a Participant may not change his or her investment election with respect to any portion of such amounts deemed invested in Notional Shares and any such election of Notional Shares as an investment option shall be irrevocable and remain in effect until the Participant’s Account is distributed pursuant to the terms of the Plan. Except as otherwise provided by the Administrator with respect to one (1) or more investment options, any investment election made pursuant to this Section 3.5(b) shall be effective as soon as administratively possible after the date that the Participant files the investment option form with the Administrator or otherwise notifies the Administrator of his or her election, and each investment election shall continue in effect until the effective date of a subsequent investment election properly made.
The Administrator shall adopt and may amend procedures to be followed by Participants in electing Earnings Crediting Rate(s) and, pursuant thereto, the Administrator may, among other actions, format investment option forms and establish deadlines for elections.

ARTICLE IV
VESTING OF ACCOUNTS
4.1    Vesting.
(a)    One-Year Vesting Threshold. A Notional Share credited to a Participant’s Matching Contribution Subaccount, Non-Elective Contribution Subaccount or Discretionary Contribution Subaccount shall be unvested prior to the first anniversary of the date such Notional Share is so credited. On and after such first anniversary, such Notional Share shall be vested in accordance with Section 4.1(b) or (c), as applicable.
(b)    Matching Contribution Subaccount. On and after the first anniversary of the date a Notional Share is credited to a Participant’s Matching Contribution Subaccount or Discretionary Contribution Subaccount, such Notional Share shall be vested.
(c)    Non-Elective Contribution Subaccount. Except as otherwise determined by the Administrator in its sole discretion, on and after the first anniversary of the date a Notional Share is credited to a Participant’s Non-Elective Contribution Subaccount, such Notional Share shall be vested if the Participant has completed three (3) Years of Service.
(d)    Dividends. A Notional Share credited on account of a dividend pursuant to Section 3.4(d), and any amount credited on account of a dividend pursuant to Section 3.5(a), shall be vested to the same extent the underlying Notional Share is vested.
(e)    Accelerated Vesting on Death. Notwithstanding anything in this Section 4.1 to the contrary, if a Participant dies while still an Employee, all Notional Shares credited to his or her Account shall be vested.
4.2    Forfeiture of Unvested Amounts. Notwithstanding the foregoing, a Participant shall permanently forfeit the portion of his or her Account which is unvested at the time of the Participant’s Employment Termination Date.
4.3    Gross Misconduct Exception to Vesting. If the Administrator determines, in his or her sole discretion, that the circumstances of and/or surrounding the Participant’s separation from service constitute gross misconduct on the part of the Participant, the Administrator may, in his or her sole discretion, determine that the Participant’s vested interest in his or her Account shall be reduced to as low as zero percent (0%).

ARTICLE V
DISTRIBUTION OF BENEFITS
5.1    Establishment of Accounts.
At the time a Participant is first credited with a Notional Share in accordance with Article III, an Account shall be established on behalf of such Participant.
(a)    Timing. Subject to Section 5.1(d) below, the Participant’s Account shall be paid as of the first day of the month following the Participant’s Employment Termination Date.
(b)    Form. The Participant’s Account shall be paid in a lump sum.
(c)    Medium. Each whole Notional Share in the Participant’s Account shall be paid as one (1) share of Common Stock. Fractional Notional Shares shall be paid in accordance with Section 5(d) of the Omnibus Incentive Plan. Any portion of a Participant’s Account that is not deemed invested in Notional Shares shall be paid in cash.
(d)    Special Payment Rule for Specified Employees. Notwithstanding the foregoing, distributions may not be made to a Specified Employee due to the Participant’s Employment Termination Date other than on account of death before the first day of the month following the last day of the six (6) month period commencing on the Participant’s Employment Termination Date, or, if earlier, the Participant’s date of death.
For purposes of the Program, “Specified Employee” shall mean an Employee who is a “key employee” as such term is defined in Code section 416(i) without regard to Code section 416(i)(5). For purposes of determining which Employees are key employees, an Employee is a key employee if the Employee meets the requirements of Code section 416(i)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on an identification date (which shall be December 31st of each calendar year); provided, however, that all Employees who are nonresident aliens during the entire 12-month period ending with the relevant identification date shall be excluded in any such determination.
5.2    Distributions upon Death.
(a)    Acceleration of Payment. Upon the death of a Participant, the Beneficiary or Beneficiaries of the deceased Participant shall receive the remaining unpaid portion of the Participant’s Account as a lump sum as soon as practicable following the Participant’s death, but no later than the last day of the first Program Year following the Program Year in which the Participant’s death occurred.
(b)    Beneficiaries. The Administrator shall provide to each new Participant a form on which he or she may designate (i) one or more Beneficiaries who shall receive all or a portion of the Participant’s Account upon the Participant’s death, including any Beneficiary who shall receive any such amount only in the event of the death of another Beneficiary; and (ii) the percentages to be paid to each such Beneficiary (if there is more than one). A Participant may change his or her Beneficiary designation from time to time by filing a new form with the Administrator. No such Beneficiary designation shall be effective unless and until the Participant has properly filed the completed form with the Administrator in accordance with procedures established by the Administrator. A Beneficiary designation form that designates the spouse of a Participant as his or her Beneficiary (whether or not any other Beneficiary is also designated) shall be void with respect to the designation of the spouse upon the divorce of the Participant and the spouse with the result that the Participant’s former spouse shall not be a Beneficiary unless the Participant files a new form with the Administrator and designates his or her former spouse as a Beneficiary. If a deceased Participant is not survived by a designated Beneficiary or if no Beneficiary was effectively designated, the Participant’s Beneficiary shall be deemed to be the Participant’s spouse and, if there is no spouse, the Participant’s estate. If a designated Beneficiary is living at the death of the Participant but dies before receiving any or all of the portion of the Account to which the Beneficiary was entitled, such remaining portion shall be paid in a lump sum to the estate of the deceased Beneficiary as soon as practicable following the Beneficiary’s death, but no later than the last day of the first Program Year following the Program Year in which the Beneficiary’s death occurred.
5.3    In-Service Distribution for Unforeseeable Emergency. The Administrator may, but shall not be required to, establish procedures under which an in-service distribution may be made to a Participant of all or a part of his or her Account in the event that the Participant has an unforeseeable emergency, as described in Subsection (a) below, and the distribution is reasonably needed to satisfy the unforeseeable emergency, as described in Subsection (b) below, and the distribution complies with Treasury Regulation section 1.409A-3(a)(6):
(a)    Unforeseeable Emergency. With respect to a Participant, an unforeseeable emergency is severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a “dependent” of the Participant, as such term shall be defined in Code Section 152(a); loss of the Participant’s property due to casualty; or another similar extraordinary and unforeseeable set of circumstances arising as a result of events beyond the control of the Participant.
(b)    Distribution Reasonably Necessary to Satisfy Emergency. A distribution shall be deemed to be reasonably necessary to satisfy a Participant’s unforeseeable emergency if the following requirements are met and the distribution otherwise complies with Treasury Regulation section 1.409A-3(i)(3)(ii):
(i)    The distribution does not exceed the amount of the Participant’s financial need plus amounts necessary to pay any income taxes or penalties reasonably anticipated to result from the distribution;
(ii)    The Participant’s financial need cannot be relieved:
(A)    Through reimbursement or compensation by insurance or otherwise,

(B)    By liquidation of the Participant’s assets, to the extent that such liquidation would not itself cause severe financial hardship, or
(C)    By the termination of the Participant’s election (if any) under the DCP with respect to a Bonus Deferral Amount or Salary Deferral Amounts.
5.4    Permitted Payment Delays. To the extent compliant with Code section 409A, payment of a Participant’s Account may be delayed to a date after the designated payment date under either of the following two circumstances:
(a)    Where the Program Sponsor reasonably anticipates that an Employer’s deduction with respect to the payment of an amount would otherwise be limited or eliminated by application of Code section 162(m); provided, however, that such payment shall be made to the Participant (i) during the Participant’s first taxable year in which the Program Sponsor reasonably anticipates that the deduction of such payment will not be limited or eliminated by the application of Code section 162(m), or, if later, (ii) during the period beginning with the Participant’s Employment Termination Date and ending on the later of (A) the last day of the taxable year of the Program Sponsor in which the Participant’s Employment Termination Date occurs or (B) the fifteenth (15th) day of the third month following the Participant’s Employment Termination Date.
(b)    Where the Program Sponsor reasonably anticipates that the making of the payment of the amount will violate Federal Securities laws or other applicable law; provided, however, that such payment will be made to the Participant at the earliest date at which the Program Sponsor reasonably anticipates that the making of such payment will not cause such violation.
5.5    Permitted Payment Accelerations. The Administrator may, in its sole discretion, accelerate the payment timing of all or a portion of a Participant’s Account to the extent permissible under Treasury Regulation section 1.409A-3(j)(4).

ARTICLE VI
CLAIMS AND ADMINISTRATION
6.1    Applications. A Participant or the Beneficiary of a deceased Participant who is or may be entitled to benefits under this Program shall apply for such benefits in writing if and as required by the Administrator, in its sole discretion.
6.2    Information and Proof. A Participant or the Beneficiary of a deceased Participant shall furnish all information and proof required by the Administrator for the determination of any issue arising under the Program including, but not limited to, proof of marriage to a Participant or a certified copy of the death certificate of a Participant. The failure by a Participant or the Beneficiary of a deceased Participant to furnish such information or proof promptly and in good faith, or the furnishing of false or fraudulent information or proof by the Participant or Beneficiary, shall be sufficient reason for the denial, suspension, or discontinuance of benefits thereto and the recovery of any benefits paid in reliance thereon.
6.3    Notice of Address Change. Each Participant and any Beneficiary of a deceased Participant who is or may be entitled to benefits under this Program shall notify the Administrator in writing of any change of his or her address.
6.4    Claims Procedure.
(a)    Claim Denial. The Administrator shall provide adequate notice in writing to any Participant or Beneficiary of a deceased Participant whose application for benefits has been wholly or partially denied. Such notice shall include the reason(s) for denial, including references, when appropriate, to specific Program provisions; a description of any additional information necessary for the claimant to perfect the claim, if applicable and an explanation of why such information is necessary; and a description of the claimant’s right to appeal under Subsection (b) below.
The Administrator shall furnish such notice of a claim denial within ninety (90) days after the date that the Administrator received the claim. If special circumstances require an extension of time for deciding a claim, the Administrator shall notify the claimant in writing thereof within such ninety (90)-day period and shall specify the date a decision on the claim shall be made, which shall not be more than one hundred eighty (180) days after the date that the Administrator received the claim. Then, the Administrator shall furnish any denial notice on the claim by the later date so specified.
(b)    Appeal Procedure. A claimant or his or her duly authorized representative shall have the right to file a written request for review of a claim denial within sixty (60) days after receipt of the denial, to review pertinent documents, records and other information relevant to his or her claim without charge (including items used in the determination, even if not relied upon in making the final determination and items demonstrating consistent application and compliance with this Program’s administrative processes and safeguards), and to submit comments, documents, records, and other information relating to the claim, even if the information was not submitted or considered in the initial determination.
(c)    Decision Upon Appeal. In considering an appeal made in accordance with Subsection (b) above, the Administrator shall review and consider any written comments, documents, records, and other information relating to the claim, even if the information was not submitted or considered in the initial determination by the claimant or his or her duly authorized representative. The claimant or his or her representative shall not be entitled to appear in person before any representative of the Administrator.
The Administrator shall issue a written decision on an appeal within sixty (60) days after the date the Administrator receives the appeal together with any written comments relating thereto. If special circumstances require an extension of time for a decision on an appeal, the Administrator shall notify the claimant in writing thereof within such sixty (60)-day period. Then, the Administrator shall furnish a written decision on the appeal as soon as possible but no later than one hundred twenty (120) days after the date that the Administrator received the appeal. The decision on the appeal shall be written in a manner calculated to be understood by the claimant and shall include specific references to the pertinent Program provisions on which the decision is based. If the claimant loses on appeal, the decision shall include the following information provided in a manner calculated to be understood by the claimant: (1) the specific reason(s) for the adverse determination; (2) reference to the specific Program provisions on which the determination is based; (3) a statement of the claimant’s right to receive at no cost information and copies of documents relevant to the claim, even if such information was not relied upon in making determinations; and (4) a statement of the claimant’s rights to sue under ERISA.
6.5    Status, Responsibilities, Authority and Immunity of Administrator.
(a)    Appointment and Status of Administrator. The Program Sponsor shall appoint the Administrator in accordance with the terms of Section 4 of the Omnibus Incentive Plan. The Program Sponsor may remove the Administrator and appoint another Administrator or, if the Administrator is a committee, the Program Sponsor may remove any or all members of the committee and appoint new members, in each case in accordance with the terms of Section 4 of the Omnibus Incentive Plan. The Administrator shall be the “administrator” of the Program, as such term shall be defined in Section 3(16)(A) of ERISA.
(b)    Responsibilities and Discretionary Authority. The Administrator shall have absolute and exclusive discretion to manage the Program and to determine all issues and questions arising in the administration, interpretation, and application of the Program, including, but not limited to, issues and questions relating to a Participant’s eligibility for Program benefits and to the nature, amount, conditions, and duration of any Program benefits. Furthermore, the Administrator shall have absolute and exclusive discretion to formulate and to adopt any and all standards for use in calculations required in connection with the Program and rules, regulations, and procedures that he or she deems necessary or desirable to effectuate the terms of the Program; provided, however, that the Administrator shall not adopt a rule, regulation, or procedure that shall conflict with this Program. Subject to the terms of any applicable contract or agreement, any interpretation or application of this Program by the Administrator, or any rules, regulations, and procedures duly adopted by the Administrator, shall be final and binding upon Employees, Participants, Beneficiaries, and any and all other persons dealing with the Program.
(c)    Delegation of Authority and Reliance on Agents. The Administrator may, in its discretion and in accordance with Section 4 of the Omnibus Incentive Plan, allocate ministerial duties and responsibilities for the operation and administration of the Program to one or more persons, who may or may not be Employees, and employ or retain one or more persons, including accountants and attorneys, to render advice with regard to any responsibility of the Administrator.
(d)    Reliance on Documents. The Administrator shall incur no liability in relying or in acting upon any instrument, application, notice, request, letter, or other paper or document believed by the Administrator to be genuine, to contain a true statement of facts, and to have been executed or sent by the proper person.
(e)    Immunity and Indemnification of Administrator. The Administrator shall not be liable for any of his or her acts or omissions, or the acts or omissions of any employee or agent authorized or retained pursuant to Subsection (c) above by the Administrator, except any act of the Administrator or any such person as constitutes gross negligence or willful misconduct. The Program Sponsor shall indemnify the Administrator, to the fullest extent permitted by law, if the Administrator is ever made a party or is threatened to be made a party to any threatened, pending, or completed action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative (including, but not limited to, any action by or in the right of the Program Sponsor), by reason of the fact that the Administrator is or was, or relating to the Administrator’s actions as, the Administrator, against any expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement that the Administrator incurs as a result of, or in connection with, such action, suit, claim, or proceeding, provided that the Administrator had no reasonable cause to believe that his or her conduct was unlawful.
6.6    Correction of Prior Incorrect Allocations. Notwithstanding any other provisions of this Program, in the event that an adjustment to a Participant’s Account shall be required to correct an incorrect allocation to such Account, the Administrator shall take such actions as it deems, in its sole discretion, to be necessary or desirable to correct such prior incorrect allocation.
6.7    Facility of Payment. If the Administrator shall determine that a Participant or the Beneficiary of a deceased Participant to whom a benefit is payable is unable to care for his or her affairs because of illness, accident or other incapacity, the Administrator may, in its discretion, direct that any payment otherwise due to the Participant or Beneficiary be paid to the legal guardian or other representative of the Participant or Beneficiary. Furthermore, the Administrator may, in its discretion, direct that any payment otherwise due to a minor Participant or Beneficiary of a deceased Participant be paid to the guardian of the minor or the person having custody of the minor. Any payment made in accordance with this Section 6.7 to a person other than a Participant or the Beneficiary of a deceased Participant shall, to the extent thereof, be a complete discharge of the Program’s obligation to the Participant or Beneficiary.

6.8    Unclaimed Benefits. If the Administrator cannot locate a Participant or the Beneficiary of a deceased Participant to whom payment of benefits under this Program shall be required, following a diligent effort by the Administrator to locate the Participant or Beneficiary, such benefit shall be forfeited.

ARTICLE VII
STATUS OF PROGRAM
7.1    Unfunded Status of Program. The Program constitutes a mere promise by the Program Sponsor to pay benefits in accordance with the terms of the Program, and, to the extent that any person acquires a right to receive benefits from the Program Sponsor under this Program, such right shall be no greater than any right of any unsecured general creditor of the Program Sponsor. Nothing contained in this Program and no action taken pursuant to the provisions of this Program shall create or be construed so as to create a trust of any kind, or a fiduciary relationship between the Program Sponsor and any Participant, Beneficiary, or other person.
7.2    Shares to be Issued. The aggregate number of shares of Common Stock that may be issued to satisfy the obligations under the Program and the Omnibus Incentive Plan shall not exceed the number of shares of Common Stock available for awards under Section 5(a) of the Omnibus Incentive Plan. The Common Stock issued under the Program may come from any source authorized under Section 5(a) of the Omnibus Incentive Plan.
Subject to any required action by the Program Sponsor (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in the Common Stock occurs without the Program Sponsor’s receiving consideration, the Administrator shall make an equitable adjustment as the Administrator in its sole discretion deems to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program to the number and kind of Notional Shares credited to each Participant’s Account under the Program, and the Common Stock Price.
In the event of a declaration of an extraordinary dividend on the Common Stock payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, the Administrator shall make an equitable adjustment as the Administrator in its sole discretion deems to be appropriate to the items set forth in the preceding paragraph in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program.
Any issue by the Program Sponsor of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of Notional Shares credited to each Participant’s Account under the Program, or the Common Stock Price, except as this Section 7.2 specifically provides. The crediting of a share of Common Stock under the Program will not affect in any way the right or power of the Program Sponsor to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

7.3    Omnibus Incentive Plan. The Program is a sub-plan under the Omnibus Incentive Plan and is subject to all of the terms and conditions of the Omnibus Incentive Plan. In the event that any provision of the Program does not comply with the terms of the Omnibus Incentive Plan, the applicable term shall be interpreted in such a manner so as to comply with the terms of the Omnibus Incentive Plan.

ARTICLE VIII
PROGRAM AMENDMENT OR TERMINATION
8.1    Right to Amend. The Program Sponsor reserves the right to amend the Program, by action duly taken by its Board of Directors, at any time and from time to time to any extent that the Program Sponsor may deem advisable, and any such amendment shall take the form of an instrument in writing duly executed by one or more individuals duly authorized by the Board of Directors. Without limiting the generality of the foregoing, the Program Sponsor specifically reserves the right to amend the Program retroactively as may be deemed necessary. Notwithstanding the foregoing sentences, the Program Sponsor shall not amend the Program so as to reduce the balance in the Account of any Participant, or to reduce any Participant’s vested interest in his or her Account, in either case as of the date that such an amendment would otherwise be effective; unless any such amendment shall be reasonably required to comply with applicable law or to preserve the tax treatment of benefits provided under the Program or is consented to by the affected Participant.
8.2    Right to Terminate. The Program Sponsor reserves the right to terminate the Program, by action duly taken by its Board of Directors, at any time as the Program Sponsor may deem advisable. Upon termination of the Program, the Program Sponsor shall pay or provide for the payment of all liabilities with respect to Participants and Beneficiaries of deceased Participants by distributing amounts to and on behalf of such Participants and Beneficiaries. Notwithstanding the foregoing, the termination of the Program shall not accelerate the time and form of payment of any amount except when the Program Sponsor elects to terminate the Program in accordance with one of the following:
(a)    The Program Sponsor elects to terminate the Program within twelve (12) months of a corporate dissolution taxed under Code section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts are included in Participants’ gross incomes in the latest of (a) the calendar year in which the Program termination occurs, (b) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (c) the first calendar year in which the payment of the amount is administratively practical.
(b)    The Program Sponsor elects to terminate the Program under the following conditions: (i) the Employer terminates all arrangements sponsored by the Employer that would be aggregated with any terminated arrangements under the regulations promulgated under Code section 409A if the same Participant had deferrals of compensation under all such terminated arrangements; (ii) no payments (other than payments that would be payable under the terms of the arrangements if the termination had not occurred) are made within twelve (12) months of the termination of the arrangements; (iii) all payments are made within twenty-four (24) months of the termination of the arrangements; and (iv) no Employer adopts a new arrangement that would be aggregated with any terminated arrangement under the regulations promulgated under Code section 409A if the same Participant participated in both arrangements, at any time within five (5) years following the date of termination of the Program.

(c)    The Program Sponsor elects to terminate the Program in accordance with any such other events and conditions that the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE IX
MISCELLANEOUS
9.1    No Guarantee of Employment. Nothing contained in this Program shall be construed as a contract of employment between any Employee and the Program Sponsor or any Employer, as a right of any Employee to be continued in any employment position with, or the employment of, the Program Sponsor or any Employer, or as a limitation of the right of the Program Sponsor or any Employer to discharge any Employee.
9.2    Nonalienation of Benefits. Any benefits or rights to benefits payable under this Program shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability that is for alimony or other payments for the support of a Beneficiary or former Beneficiary, or for the support of any other relative, before payment thereof is received by the Participant, Beneficiary of a deceased Participant, or other person entitled to the benefit under the Program; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable under this Program shall be void.
9.3    Taxes. Neither the Program Sponsor nor any Employer represents or guarantees that any particular federal, state, or local income, payroll, personal property or other tax consequence will result from participation in this Program or payment of benefits under this Program. Notwithstanding anything in this Program to the contrary, the Administrator may, in its sole discretion, deduct and withhold applicable taxes from any payment of benefits under this Program. For the avoidance of doubt, each Participant and Beneficiary shall be responsible for any and all taxes, interest, and penalties. The Administrator also may permit such obligations to be satisfied by the transfer to the Program Sponsor or any Employer of cash, shares of Common Stock, or other property.
9.4    Not Compensation Under Other Benefit Plans. No amounts in a Participant’s Account shall be deemed to be salary or compensation for purposes of the Veralto Corporation & Subsidiaries Savings Plan or any other employee benefit plan of the Program Sponsor or any Employer except as and to the extent otherwise specifically provided in any such plan.
9.5    Merger or Consolidation of Program Sponsor. If the Program Sponsor is merged or consolidated with another organization, or another organization acquires all or substantially all of the Program Sponsor’s assets, such organization may become the “Program Sponsor” hereunder by action of its board of directors and by action of the board of directors of the Program Sponsor if still existent. Such change in program sponsors shall not be deemed to be a termination of this Program.
9.6    Savings Clause. If any term, covenant, or condition of this Program, or the application thereof to any person or circumstance, shall to any extent be held to be invalid or unenforceable, the remainder of this Program, or the application of any such term, covenant, or condition to persons or circumstances other than those as to which it has been held to be invalid or unenforceable, shall not be affected thereby, and, except to the extent of any such invalidity or unenforceability, this Program and each term, covenant, and condition hereof shall be valid and shall be enforced to the fullest extent permitted by law.
9.7    Governing Law. This Program shall be construed, regulated and administered under the laws of the State of Delaware to the extent not pre-empted by ERISA or any other federal law.
9.8    Construction. As used in this Program, any gender shall be deemed to include any other gender, as appropriate, and the singular or plural number shall be deemed to include the other, as appropriate, unless the context clearly indicates to the contrary.
9.9    Headings No Part of Agreement. Headings of articles, sections and subsections of this Program are inserted for convenience of reference; they constitute no part of the Program and are not to be considered in the construction of the Program.

APPENDIX A
SPIN-OFF FROM DANAHER ECP
1.    Background
On the Effective Date, the liabilities for certain participants’ benefits under the Danaher ECP were transferred to the Program Sponsor and to this Program. The Participants whose benefits were transferred to this Program on the Effective Date are referred to below as “Veralto Participants.” The rules in this Appendix shall apply notwithstanding any Program provisions to the contrary.
Amounts payable under the Program in shares of Common Stock shall be treated as grants of Other Stock-Based Awards under the Omnibus Incentive Plan. Amounts payable under the Program in cash shall be treated as Cash-Based Awards under the Omnibus Incentive Plan.
2.    Program Benefits
Veralto Participants who qualified as eligible employees under the Danaher ECP immediately before the Effective Date shall be Eligible Employees under this Program on such date. All service and compensation that was taken into account for purposes of determining the amount of a Veralto Participant’s benefit or his or her vested right to a benefit under the Danaher ECP as of the Effective Date shall be taken into account for the same purposes under this Program. For the avoidance of doubt, an Initial Participant’s Matching Compensation and Non-Elective Compensation for the 2023 Program Year shall take into account compensation that would have been taken into account for purposes of determining such Veralto Participant’s Matching Compensation and Non-Elective Compensation under the Danaher ECP for the 2023 Program Year had the Veralto Participant not transferred from the Danaher ECP to this Program.
The Veralto Participants’ accounts will reflect such amounts transferred from the Danaher ECP. To the extent the Program refers to accounts prior to the Effective Date, such references relate to the amounts as they existed in the Danaher ECP prior to the transfer to the extent such amounts were transferred to the Program.
3.    Distributions
The terms of this Program shall govern the distribution of all benefits payable to a Veralto Participant or any other person with a right to receive such benefits, including amounts accrued under the Danaher ECP and then transferred to this Program.
4.    Termination and Key Employees
For avoidance of doubt, no Veralto Participant shall be treated as incurring a separation from service, termination of employment, retirement, or similar event for purposes of determining the right to a distribution, vesting, benefits, or any other purpose under the Program as a result of Danaher’s divestiture of Veralto shares. Also, the Key Employees shall be determined in accordance with the special rules for spin-offs under Treas. Reg. §1.409A-1(i)(6)(iii), or any successor thereto, for the period indicated in such regulation, if applicable.
5.    Participant Elections
All elections made by Veralto Participants under the Danaher ECP prior to the Effective Date, including any earnings crediting rate elections and beneficiary designations, shall apply to the same effect under this Program as if made under the terms of this Program. To the extent the available investment options differ from those under the Danaher ECP on the Effective Date, the Administrator shall map such earnings crediting rate elections into similar investment options then available under the Program, in the Administrator’s sole discretion, until the Veralto Participant changes such investment election. Notwithstanding anything herein to the contrary, no portion of a Veralto Participant’s Account shall be deemed invested in notional shares of Danaher common stock.
6.    References to Program
All references in this Program to the “Program” as in effect before the Effective Date shall be read as references to the Danaher ECP. To the extent that the Program refers to the Program Sponsor for periods prior to the Effective Date, such reference shall mean Danaher as program sponsor of the Danaher ECP.
7.    Right to Benefits
With respect to any recordkeeping account established to determine a benefit provided or due under the Danaher ECP at any time, no benefit will be due under the Program except with respect to the portion of such recordkeeping account reflecting the liability transferred from the Danaher ECP to the Program on the Effective Date. Additionally, on and after the Effective Date, Danaher and the Danaher ECP, and any successors thereto shall have no further obligation or liability to any Veralto Participant with respect to any benefit, amount, or right due under the Danaher ECP transferred to the Program.
8.    Stock
The portion of a Veralto Participant’s account under the Danaher ECP that was deemed invested in Notional Shares of Danaher common stock as of immediately prior to the Spin-off Date shall be converted into Notional Shares of Veralto common stock as provided by an agreement between Veralto and Danaher. To the extent necessary, the Administrator shall use reasonable interpretations and adjustments to determine the fair market value of the Common Stock immediately after the Spin-off Date.